Exhibit 99.1

Speed Commerce Announces Registered Direct Offering

Dallas, Texas – April XX, 2015 –Speed Commerce, Inc. (NASDAQ: SPDC) announced today that it entered into agreements with investors for a registered direct offering of 13,035,713 shares of our common stock and warrants to purchase up to 9,776,784 shares of our common stock at a combined public offering price of $0.56 per share and related warrants for total gross proceeds of $7.3 million. The warrants will have an exercise price of $0.56 per share.

The offering is expected to close on or before April 21, 2015, subject to satisfaction of customary closing conditions.

Roth Capital Partners acted as the exclusive placement agent for the transaction.

The shares and warrants are being offered pursuant to a shelf registration statement (File No. 333-201266), which was declared effective by the United States Securities and Exchange Commission (“SEC”) on February 6, 2015.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.  When filed with the SEC, copies of the prospectus supplement and the accompanying base prospectus relating to this offering may be obtained from Roth Capital Partners, LLC, 888 San Clemente, Newport Beach, CA 92660, email: ROTHecm@roth.com, or by accessing the SEC’s website, www.sec.gov.

About Speed Commerce

Speed Commerce, Inc. (NASDAQ: SPDC) is a single-source provider of ecommerce technology and services that help retailers and manufacturers acquire new customers by providing personalized, relevant experiences. Services include ecommerce platform development; hosting, managed ecommerce, and marketing services; order and inventory management; pick, pack, and ship; returns processing; and 24/7 customer care. For additional information, please visit the company’s website at www.speedcommerce.com.

Safe Harbor

The statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to be covered by the safe harbors provided therein. The forward-looking statements are subject to risks and uncertainties, and the actual results that the company achieves may differ materially from these forward-looking statements due to such risks and uncertainties, including, but not limited to: difficult economic conditions that adversely affect the company, or its customers and vendors; the company’s revenues being derived from a small group of customers; pending or prospective litigation may subject the company to significant costs; the seasonal nature of the company’s business; the company’s ability to adapt to the changing demands of its customers or vendors; the potential for the company to incur significant costs and to experience operational and logistical difficulties in connection with its information technology systems and fulfillment infrastructure; the company’s dependence on significant clients and vendors; the company’s ability to meet significant working capital requirements; and the company’s ability to compete effectively in the highly competitive retail distribution and e-commerce services industries. In addition to these, a detailed statement of risks and uncertainties is contained in the company’s reports to the SEC, including, in particular, the company’s proxy materials, the company’s Form 10-K filings, as well as its other SEC filings and public disclosures.

Investor Relations

Liolios Group, Inc.

Cody Slach

Tel 1-949-574-3860

SPDC@liolios.com